EXHIBIT 99.1

Celsion Announces Changes to Board of Directors
Company focuses on Asia/Pacific commercial experience

COLUMBIA, MD (PR Newswire) August 2, 2010: Celsion Corporation (NASDAQ: CLSN), a biotechnology drug development company that is leveraging its heat sensitive liposomal technology platform to encapsulate and deliver high concentrations of proven chemotherapeutics, announces the appointment of Robert W. Hooper to its Board of Directors.

Effective July 29, 2010, Robert W. Hooper will join Celsion’s Board of Directors.  Mr. Hooper brings a wealth of commercial and operational experience to the Board having previously served as the President of IMS North America, President of Abbott Laboratories Canada and Managing Director of Abbott Australasia.

Michael H. Tardugno, Celsion’s President and CEO commented, “We are fortunate to have someone of Bob’s experience and talent join the Board. His commercial and regional insights are a valuable addition as we consider the commercialization of our lead drug, ThermoDox®, for the treatment of primary liver cancer.”

The Company also announces that Gary W. Pace, Ph.D., has tendered his resignation as director of the Company, effective July 29, 2010.  This decision was made following Dr. Pace’s consideration of his current business and personal obligations.  He will continue to lend his expertise to Celsion on a consulting basis.

“Celsion owes a great deal to Dr. Pace,” noted Max Link, Celsion’s Chairman of the Board of Directors.  “His commitment and vision have been instrumental to the Celsion’s emergence as an oncology focused development company.  We wish him continued success in his business endeavors and will benefit from his on-going consulting counsel.”

About Celsion

Celsion is dedicated to the development and commercialization of innovative oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has licensed ThermoDox(R) to Yakult-Honsha for the Japanese market and has a partnership agreement with Phillips Medical to jointly develop its heat activated liposomal technology in combination with high intensity focused ultrasound to treat difficult cancers. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Marcy Nanus

The Trout Group, LLC

646-378-2927

mnanus@troutgroup.com

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